Exhibit 99

                             JCPENNEY NEWS RELEASE
CONTACT

Tim Lyons            Quinton Crenshaw        Eli Akresh              Bob Johnson
Public Relations     Public Relations        Investor Relations      Investor Relations
(972) 431-4834       (972) 431-5581          (972) 431-2207          (972) 431-2217
tmlyons@jcpenney.com  qcrensha@jcpenney.com  eakresh@jcpenney.com    rvjohnso@jcpenney.com


                JCPenney Sells Mexico Department Store Operation

     PLANO, Texas, October 29, 2003 - J. C. Penney Corporation, Inc. and its subsidiary, J. C. Penney Mexico, Inc., announced today that they have entered into an agreement to sell their Mexico department store operation to Grupo Sanborns S.A. de C.V. of Mexico City. The stock sale transaction is expected to result in a pre-tax loss of approximately $40 million to J. C. Penney Company, Inc. The loss is principally related to currency translation costs accumulated since operations began in 1995 that have previously been reflected through reductions in stockholders' equity. The transaction will result in positive cash flow of approximately $25 million, including future anticipated tax benefits. The sale is subject to certain closing conditions and regulatory approval. It is expected that upon completion of this sale, the Mexican business will be treated as a discontinued operation.

Following is a list of the six Mexico stores:

City                    Shopping Center                 Size (Gross)
Monterrey               Plaza Fiesta San Agustin        165,955 sq. ft.
Leon                    Plaza Mayor                     160,805 sq. ft.
Mexico City             World Trade Center              179,689 sq. ft.
Chihuahua               Plaza Del Sol                   86,520 sq. ft.
Cancun                  Plaza Las Americas Cancun       81,709sq. ft.
Merida                  Plaza Las Americas Merida       77,864 sq. ft.

     J. C. Penney Corporation, Inc., the wholly-owned subsidiary of J. C. Penney Company, Inc., (the "Company") is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approimately 230,000 associates. As of July 26, 2003, it operated 1,040 JCPenney department stores throughout the United States, Puerto Rico, and Mexico, and 56 Renner department stores in Brazil. Eckerd Corporation operated 2,710 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

     Grupo Sanborns is a diversified holding company of retail formats with an important presence in the Mexico market. Its retail units include Sanborns, Sanborns Cafe, Sears Mexico department stores, music stores, shopping centers, and a bakery chain, El Globo.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company'a actual results to be materially different from planned or expected results. Those risks and uncertainties include but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions.